UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 7, 2005

WOLVERINE TUBE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12164	63-0970812
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

200 Clinton Avenue West, Suite 1000
Huntsville, Alabama	35801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (256) 353-1310

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURE

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On April 7, 2005, Thomas P. Evans, a director of the Company whose term expires at the annual stockholders’ meeting scheduled for May 19, 2005 (the “Annual Meeting”), advised the Board of Directors that for personal reasons he has determined not to stand for re-election as a Class III member of the Board of Directors at the Annual Meeting. Mr. Evans plans to continue as a director and a member of the Audit Committee for the remainder of his term.

     Following the expiration of Mr. Evans’ term, the Board of Directors would be comprised of three Class I members, two Class II members, and one Class III member. On April 7, 2005, W. Barnes Hauptfuhrer, a Class I director whose term expires in 2006, conditionally resigned from his current term in order to stand for election at the Annual Meeting in place of Mr. Evans and equalize the number of directors in each class in accordance with the Company’s Restated Certificate of Incorporation and Bylaws. Mr. Hauptfuhrer’s resignation will become effective only upon his election as a Class III director at the Annual Meeting. The number of directors on the Board of Directors will be reduced from seven to six following Mr. Evans departure at the Annual Meeting.

     The Corporate Nominating and Governance Committee of the Board of Directors has engaged a search firm to identify candidates for director and is actively pursuing this process. If an additional director candidate or candidates are approved by the Board of Directors after the Annual Meeting, the Board of Directors intends to increase the number of directors and appoint such person or persons to serve until the next annual meeting of stockholders.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: April 11, 2005

WOLVERINE TUBE, INC.
By:	/s/ Thomas B. Sabol
Thomas B. Sabol
Senior Vice President, Chief Financial Officer and Secretary